AUBURN NATIONAL BANCORPORATION, INC. AND SUBSIDIARIES

EXHIBIT 21.1 - SUBSIDIARIES

DIRECT SUBSIDIARIES

AuburnBank

Auburn National Bancorporation Capital Trust I

INDIRECT SUBSIDIARIES

Banc of Auburn, Inc.

Auburn Mortgage Corporation